Consent of Ernst & Young LLP, Independent
                        Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class A, Class B, Class C, Class Y and Class R Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Class A, Class B, Class C, Class Y and Class R Shares Statement of Additional Information and to the incorporation by reference of our report, dated August 11, 2006, on the financial statements and financial highlights of Pioneer Cullen Value Fund (a Portfolio of Pioneer Series Trust III) included in the Annual Report to the Shareowners for the year ended June 30, 2006 as filed with the Securities and Exchange Commission in Post-Effective Amendment
Number 2 to the Registration Statement (Form N-1A, No. 333-120144) of Pioneer Series Trust III.


                                                     /s/ ERNST & YOUNG LLP


Boston, Massachusetts
October 23, 2006